CUMBERLAND PHARMACEUTICALS
ANNOUNCES SPECIAL DIVIDEND OF $1.50 PER SHARE
Record Date is July 23, 2026 & Payment Date is July 31,2026
Corporate and Insider Share Purchase Initiatives to Continue
NASHVILLE, Tenn. (July 13, 2026) – Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), an innovation-focused biopharmaceutical company developing new products for rare diseases, announced today that its Board of Directors has authorized and declared a special cash dividend of $1.50 per share of the Company’s common stock. The dividend will be payable on or about July 31, 2026, to the shareholders of record at the close of business on July 23, 2026.
Cumberland previously announced the closing of a Strategic Transaction with Apotex Health Corp. (“Apotex”), resulting in the integration of the U.S.-branded businesses. Cumberland received $100 million in cash at closing for its line of FDA-approved products. In addition, Cumberland expects to receive up to $11 million in additional payments associated with product inventory and transitional support services.
Following the closing of the transaction with Apotex, an analysis by the Company’s tax advisors, along with refined financial projections, indicated greater net cash from the transaction than originally projected. Therefore, Cumberland’s Board of Directors met to assess the Company’s future cash needs and evaluate possible alternatives for the excess capital.
In addition to the special dividend, the Board authorized an open-market share repurchase program of up to $5 million in Cumberland shares of common stock over time. The timing and actual number of shares repurchased pursuant the Company’s repurchase program will be determined by management depending on a variety of factors, including stock price, trading volume, market conditions, and other general business considerations. Several Board members will also be establishing new share purchase plans to increase their holdings in the Company.
“In keeping with our ongoing commitment to deliver value to our shareholders, we are issuing a special dividend following the Strategic Transaction, which treats all shareholders equally,” said A.J. Kazimi, Cumberland’s CEO. “After the payout of $1.50 per share, we believe the Company will still have significant liquidity and financial flexibility to fund our long-term product development efforts, with additional reserves available to address any new opportunities”.

Cumberland has retained its robust portfolio of innovative product candidates and its majority ownership position in Cumberland Emerging Technologies Inc. Moving forward, Cumberland will focus its resources on developing ifetroban, a potent thromboxane antagonist currently being studied across clinical programs targeting serious rare and progressive diseases:
•Duchenne Muscular Dystrophy Cardiomyopathy:
Cumberland announced breakthrough results in a Phase II clinical study of ifetroban in patients with cardiomyopathy associated with this rare, fatal genetic neuromuscular disease. Interactions with the FDA have been underway regarding study results and requirements for approval. The program has received FDA Orphan Drug, Rare Pediatric Disease and Fast Track designations.
•Systemic Sclerosis:
Cumberland has conducted a Phase II clinical study evaluating the safety of ifetroban in patients with this debilitating autoimmune disorder. Evaluation of the study data is underway with top-line results anticipated as the next milestone.
•Idiopathic Pulmonary Fibrosis:
A Phase II study evaluating ifetroban in patients with the most common form of progressive fibrosing interstitial lung disease is actively enrolling at medical centers across the U.S. Favorable interim safety findings have been announced, and the next milestone is the announcement of the efficacy results.
•Cancer Metastasis:
Cumberland, in collaboration with Vanderbilt Health, recently announced the results of a Pilot Study of ifetroban in patients with high-risk solid tumors. The findings suggest the potential to block cancer metastasis, as a favorable trend was identified with fewer deaths due to metastatic disease in those receiving ifetroban rather than a placebo. The Phase 2 clinical trial also found ifetroban to be safe and well tolerated in the oncology patients, supporting further development of the drug to prevent cancer metastasis.
About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in Tennessee and is focused on developing innovative products that improve the quality of patient care. The company is advancing a clinical pipeline of late-stage product candidates across multiple therapeutic areas with significant unmet medical needs.
Cumberland's Phase 2 clinical programs are evaluating ifetroban in patients with Duchenne Muscular Dystrophy, Systemic Sclerosis, Idiopathic Pulmonary Fibrosis and Cancer Metastasis.
For more information, please visit www.cumberlandpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, the risks inherent in clinical development, regulatory review, and the commercialization of ifetroban and other pipeline or CET-supported assets, natural disasters, public health epidemics, and other events beyond our control, as more fully discussed in the Company’s most recent Form 10-K and subsequent 10-Qs as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.
SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact: Shayla Simpson	Media Contact: Emily Kent
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(540) 621-5448

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